DATED 11 JULY 2025

SUBSCRIPTION AGREEMENT

between

Lottery.com Inc.

and

Veloce Esports Limited

This Subscription Agreement **(the "Agreement")** is dated 11 July 2025

Parties

(1) **Lottery.com Inc.**, incorporated and registered under the laws of the State of Delaware, with its principal place of business located at 5049 Edwards Ranch Rd., 4th Floor, Fort Worth, Texas 76109 (**"Investor"**); and

(2) **Veloce Esports Limited**, incorporated and registered in England and Wales with company number 11135021 whose registered office is at 58A, Bronsart Road, Fulham, London, SW6 6AA (**"Company"**).

BACKGROUND

(A) The Company is a private company limited by shares, brief particulars of which are set out in Part 1 of Schedule 1.

(B) The Company is currently raising funds for its ordinary business purposes on the basis of a pre-money valuation of £40,000,000 (prior to the issue of any A1 Shares under this Agreement).

(C) The Investor has agreed to subscribe for shares in the capital of the Company on and subject to the terms of this Agreement.

Agreed terms

1. Interpretation

1.1 The following definitions and rules of interpretation apply in this Agreement.

A Shares: the A Ordinary Shares of £0.01 each in the capital of the Company having the rights and restrictions set out in the Articles.

A1 Shares: the A1 Ordinary Shares of £0.01 each in the capital of the Company having the rights and restrictions set out in the Articles.

Accounts: the audited annual report and financial statements of the Company and its Subsidiaries as at and for the period ending on the Accounts Date, comprising the directors' and independent auditor's reports, the group income statement, the group statement of financial position, the group statement of changes in equity, the group statement of cash flows, the notes to the group financial statements, the Company's statement of financial position, the Company's statement of changes in equity, the Company's statement of cash flows, and the notes to the Company's financial statements, in each case, in the form filed at Companies House and shown on the Company's Companies House filing history dated 2 April 2025.

Accounts Date: 30 June 2024.

Additional Data Room: has the meaning given in Schedule 3.

Additional Warranties: the warranties given by the Company pursuant to clause 4.2 (references to a particular warranty being to a statement set out in Schedule 4**) and "Additional Warranty"** shall be construed accordingly.

Advanced Funding: any amounts that may be received by the Company from or on behalf the Investor in advance of the First Completion that are paid on account and anticipation of the First Completion.

Articles: the articles of association of the Company.

B1 Shares: the B1 Ordinary Shares of £0.01 each in the capital of the Company having the rights and restrictions set out in the Articles.

B2 Shares: the B2 Ordinary Shares of £0.01 each in the capital of the Company having the rights and restrictions set out in the Articles.

Board: the board of directors of the Company as constituted from time to time.

Business Day: a day other than a Saturday, Sunday or public holiday in England and the United States when banks or the public financial securities markets in London and the United States are open for business.

Board Appointment Rights Letter: the letter, in the agreed form, in connection with the certain arrangements concerning appointments to the Board, duly executed by i) each of the holders of the B1 Shares, B2 Shares and C Shares that are currently in issue, and ii) the holders of at least 75% of the A1 Shares and A Shares, that are currently in issue, as if the A1 Shares and A Shares constituted one class.

C Shares: the C Ordinary Shares of £0.01 each in the capital of the Company having the rights and restrictions set out in the Articles.

Call Option Agreement: the agreement, in the agreed form, to be entered into on the Second Completion Date between the Company and the Investor, pursuant to which the Company will grant the Investor a right to subscribe for further issued shares capital of the Company.

Claim: any claim for breach of a Warranty.

Company's Bank Account: the Company's bank account details which are set out in Part 1 of Schedule 1.

Conditions: has the meaning given in clause 5.2.

Consideration Split: has the meaning given in clause 6.3.

Data Room: has the meaning given in Schedule 3.

Deed of Amendment to the SHA: the deed of amendment to the Shareholders' Agreement, in the agreed form, proposed to be entered into by the Company and each of its shareholders (at the time when such deed is entered into).

Disclosed: fairly disclosed to the Investor with sufficient detail to enable the Investor to identify the nature and scope of the matters disclosed.

Disclosure Letter: the final disclosure letter delivered by the Company to the Investor pursuant to and in accordance with clause 4.7, provided that such disclosure letter is substantially in the form of the agreed form template in respect of the front end of the document, with the specific disclosures section completed to provide specific disclosures against the Additional Warranties (together with any documents specifically referred to in such specific disclosures or required to be attached to such letter by the terms of such Additional Warranties, in each case, if and to the extent contained in the Additional Data Room).

Exchange Rate: in relation to any currency to be converted into or from £ (pounds sterling) for the purposes of this Agreement, the average spot rate of exchange (closing mid-point) for that currency into or, as the case may be, from £ (pounds sterling) as published in the London edition of the Financial Times first published on or after the relevant date, or where no such rate of exchange is published in respect of that date, at the rate quoted by www.oanda.com as at the close of business in London on that date (such average spot rate calculated by reference to the average over the previous 10 Business Days ending on the Business Day immediately preceding the date on which the relevant amount is required to be calculated).

First Aggregate Subscription Price: has the meaning given in clause 2.1.

First Completion: completion by the parties of their respective obligations under clause 5.

First Completion Date: the date falling two (2) Business Days after the Conditions have been satisfied (or such other date as the parties may agree in writing (including by e-mail)), on which First Completion shall occur.

First Tranche Subscription Shares: the 1,633 new A1 Shares to be subscribed by the Investor pursuant to clause 2.1.

Fully Diluted Share Capital: the aggregate of (a) the issued shares in the capital of the Company and (b) all shares in the capital of the Company capable of being issued by the Company pursuant to all outstanding rights to subscribe for, or convert any security into, shares in the capital of the Company as if all those outstanding rights had been exercised in full.

Initial Warranties: the warranties given by the Company pursuant to clause 4.1 (references to a particular warranty be**ing to a statement set out in Schedule 3) and "Initial Warranty" shall be** construed accordingly.

Investor Consideration Shares: restricted shares of common stock of the Investor with registration rights.

HM Option Agreement: the option agreement, in the agreed form, proposed to be entered into by the Company and Henry Maxey pursuant to which Henry Maxey will be granted the right to invest in a certain number of A1 Shares.

HM Option Agreement Side Letter: the letter agreement, in the agreed form, proposed to be entered into by the Company and the Investor on or around the date of this Agreement and which relates to the HM Option Agreement.

Longstop Date: either:

i) 30 June 2025; or

ii) such other date as may be agreed in writing (which shall include email) between the parties.

Management Accounts: the management accounts of the Company and each of the Subsidiaries for the period starting on the day after the Accounts Date and ending on the Management Accounts Date, a copy of which is in the Data Room.

Management Accounts Date: 28 February 2025.

Management Shareholders: the holders of the B1 Shares in issue.

Management Shareholders Side Agreement: the agreement, in the agreed form, proposed to be entered into by the Investor and each of the Management Shareholders on or around the date of this Agreement.

NASDAQ: the Nasdaq Stock Market.

Put Notice: has the meaning given in clause 4.20(b).

Reference Period: the period of six (6) months commencing on the Second Completion Date.

ROFR Acceptance: has the meaning given in clause 8.1.

ROFR Notice: has the meaning given in clause 8.1.

Sale Shares: has the meaning given in clause 8.1.

Second Aggregate Subscription Price: has the meaning given in clause 3.1.

Second Completion: completion by the parties of their respective obligations under clause 6.

Second Completion Date: subject to clause 4.7, 20 Business Days after (and excluding) the First Completion Date or such other date (whether earlier or later) as the parties may agree in writing (including by e-mail).

Second Tranche Subscription Shares: the 3,001 new A1 Shares to be subscribed by the Investor pursuant to clause 3.1.

Subsidiary means any subsidiary of the Company as defined in section 1159 of the Companies Act 2006 from time to time, which as at the date of this Agreement, includes those, brief particulars of which, are set out in Part 2 of Schedule 1 and the term "**Subsidiaries**" shall be construed accordingly.

Shareholders' Agreement: **the shareholders' agreement made between the existing shareholders** of the Company on 26 July 2024.

Shares: the shares (of any class) in the capital of the Company.

SHA Variation Letter: the variation letter, in the agreed form, signed or to be signed on or around the date of this Agreement by the holders of at least 75% of the A1 Shares, A Shares and B1 Shares that are currently in issue (as if they constituted one class) and which varies the

Shareholders' Agreement (**in accordance with clause 28.1 of the Shareholders' Agreement**) and which contains certain other undertakings and covenants.

Taxation: all forms of taxation, duties, rates, levies, contributions, withholdings, deductions, liabilities to account, charges and imposts whether imposed in the United Kingdom or elsewhere in the world.

Taxing Authority: HM Revenue & Customs and any other governmental, state, federal, provincial, local governmental or municipal authority, body or official whether of the United Kingdom or elsewhere in the world, which is competent to impose or collect Taxation.

Warranty: the Initial Warranties and/or the Additional Warranties (as the context may require).

1.2 Clause, Schedule and paragraph headings shall not affect the interpretation of this Agreement.

1.3 References to clauses and Schedules are to clauses of and Schedules to this Agreement and references to paragraphs are to paragraphs of the relevant Schedule.

1.4 The Schedules form part of this Agreement and shall have effect as if set out in full in the body of this Agreement. Any reference to this Agreement includes the Schedules.

1.5 A reference to this Agreement or to any other agreement or document referred to in this Agreement is a reference to this Agreement or such other agreement or document as varied or novated in accordance with its terms from time to time.

1.6 Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.

1.7 A **person** includes a natural person, corporate or unincorporated body (whether or not having separate legal personality).

1.8 This Agreement shall be binding on, and ensure to the benefit of, the parties to this Agreement and their respective personal representatives, successors and permitted assigns, and references to any party shall include that party's personal representatives, successors and permitted assigns.

1.9 A reference to a **company** shall include any company, corporation or other body corporate, wherever and however incorporated or established.

1.10 Unless expressly provided otherwise in this Agreement, a reference to **writing** or **written** includes email but not fax.

1.11 A reference to legislation or a legislative provision is a reference to it as it is in force at the date of this Agreement.

1.12 A reference to legislation or a legislative provision shall include all subordinate legislation made as at the date of this Agreement under that legislation or legislative provision.

1.13 Any reference to an English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include a reference to that which most nearly approximates to the English legal term in that jurisdiction.

1.14 Any obligation on a party not to do something includes an obligation not to allow that thing to be done.

1.15 In respect of any amounts required to be paid in accordance with clause 7, the relevant amounts referred to in $ in the formula shall be converted in £ at the Exchange Rate.

1.16 References to a document in **agreed form** are to that document in the form agreed by the parties and either signed by or on behalf of them or acknowledged as being agreed on their behalf in the e-mail correspondence between Gowling WLG (UK) LLP (on behalf of the Company) and Crowell & Moring U.K. LLP (on behalf of the Investor)[1].

2. First Tranche Subscription

2.1 The Investor applies for the allotment of, and the Company agrees to issue to the Investor, the First Tranche Subscription Shares, at a subscription price of £1,224.74 per First Tranche Subscription Share, (being in total £2,000,000.42) (**"First Aggregate Subscription Price"**), which shall be satisfied in cash at First Completion in cleared funds.

2.2 Completion of the subscription of the First Tranche Subscription Shares shall take place on the First Completion Date.

2.3 The Investor may direct that the First Tranche Subscription Shares are issued and registered in the name of any nominee or custodian holding such shares on its behalf as bare nominee.

3. Second Tranche Subscription

3.1 The Investor applies for the allotment of, and the Company agrees to issue to the Investor, the Second Tranche Subscription Shares, at a subscription price of £1,224.74 per Second Tranche **Subscription Share, (being in total £3,675,444.74) ("Second Aggregate Subscription Price"),** which shall be satisfied at Second Completion by:

(a) £1,000,000 in cash in cleared funds; and

[1] Full set of execution versions to be circulated and acknowledged as being in the agreed form via e-mail when ready.

(b) as to the balance of £2,675,444.74, in a blend of either cash and/or in the issuance of Investor Consideration Shares (such blend to be at the Investor's discretion). For these purposes, the number of Investor Consideration Shares to be issued by the Investor to the Company shall be determined using a valuation of £0.7541 per Investor Consideration Share.

3.2 Completion of the subscription of the Second Tranche Subscription Shares shall take place on the Second Completion Date.

3.3 The Investor may direct that the Second Tranche Subscription Shares are issued and registered in the name of any nominee or custodian holding such shares on its behalf as bare nominee.

4. Warranties, Limitations and Undertakings

Company Warranties

4.1 The Company warrants to the Investor that each and every Initial Warranty is true at the date of this Agreement subject only to:

(a) any matters Disclosed in the documents contained in the Data Room; and

(b) any exceptions expressly provided for under this Agreement.

4.2 The Company warrants to the Investor that each and every Additional Warranty will be true at the Second Completion Date (with reference to the facts and circumstances subsisting at the Second Completion Date), subject only to:

(a) any matters Disclosed in the Disclosure Letter (if and to the extent delivered pursuant to clause 4.7);

(b) any matters Disclosed in the documents contained in the Data Room; and

(c) any exceptions expressly provided for under this Agreement.

4.3 Each Warranty is a separate and independent warranty, and, save as otherwise expressly provided, no Warranty shall be limited by reference to any other Warranty or by the other terms of this Agreement.

4.4 The rights and remedies of the Investor in respect of any breach of any of the Warranties shall not be affected by the First Completion or Second Completion, any investigation made by or on behalf of the Investor into the affairs of the Company or any other event or matter whatsoever which otherwise might have affected such rights and remedies except a specific and duly authorised written waiver or release.

4.5 The Company acknowledges and agrees that the Warranties are given to the Investor, as at the relevant dates set out in clauses 4.1 and 4.2, in respect of its subscription for the First Tranche

Subscription Shares, the Second Tranche Subscription Shares and the Option Shares (as defined in the Call Option Agreement) and the transfer of any shares in the capital of the Company to it pursuant to each accepted Offer (as defined in and contemplated by the Call Option Agreement), and the Investor shall benefit from the Warranties in respect of each such subscription and transfer, subject always to the limitations set out in this Agreement in respect of the Warranties applying (to the extent that they are expressed to apply to such Warranties).

4.6 Where any Warranty is qualified by the expression "**so far as the Company is aware**" or words having similar effect, such Warranty shall be deemed to include a statement that such awareness means the actual knowledge of each Management Shareholder.

Disclosure Letter

4.7 The Company shall be entitled to deliver to the Investor:

(a) no later than five (5) Business Days prior to the Second Completion Date a draft Disclosure Letter in respect of the Additional **Warranties (the "Draft Disclosure Letter")** together with an invitation for the Investor and its representatives to access and download copies of the documents in the Additional Data Room; and

(b) no later than the Business Day immediately prior to the Second Completion Date a final Disclosure Letter (together with, for the avoidance of doubt, the final version of the Additional Data Room) in respect of the Additional Warranties, provided that:

(i) a Draft Disclosure Letter has been provided pursuant to clause 4.7(a) above; and

(ii) the Company has acted in good faith in preparing such Draft Disclosure Letter so that the final Disclosure Letter does not contain any new information other than that previously contained in the Draft Disclosure Letter, unless such information relates solely to matters that have occurred or developed or been discovered by the Company after the date of delivery of the Draft Disclosure Letter,

provided that if the final Disclosure Letter contains any new information that was not contained in the Draft Disclosure Letter and does not relate solely to matters that have occurred or developed or have been discovered by the Company after the date of delivery of the Draft Disclosure Letter, such final Disclosure Letter shall be deemed to be the Draft Disclosure Letter for these purposes and the Second Completion Date shall be postponed to such date that is five (5) Business Days after the date that such final Disclosure Letter has been delivered to the Investor.

4.8 For the avoidance of doubt, any matter disclosed in the Disclosure Letter shall not qualify any Initial Warranty and shall not preclude the Investor from any recovery or limit any recovery in respect of any such Initial Warranty.

Company Limitations

4.9 The limitations set out in clauses 4.10 to 4.16 shall not apply to any Claim which is:

(a) the consequence of fraud, dishonesty, wilful concealment or wilful misrepresentation by or on behalf of the Company; or

(b) which is a result of a breach of the Warranties set out in paragraphs 2.1 or 2.2 of Schedule 3.

4.10 No Claim may be made against the Company unless written notice of such Claim is served on the Company, giving reasonable details of the Claim (including to the extent the Investor is aware, the nature of the liability and quantum of the Claim), within the 18-month period commencing on the date of this Agreement.

4.11 The Company shall not be liable for a claim unless proceedings have been issued within 9 months of the date notice referred to in clause 4.10 is given, and if proceedings have not been issued on or before expiry of such 9 month period, the Claim shall be deemed to have been irrevocably withdrawn and the Company shall have no further liability in respect of the Claim.

4.12 The aggregate liability of the Company in respect of all and any Claims shall be limited to an amount equal to:

(a) the First Aggregate Subscription Price, in the event that the First Completion takes place but the Second Completion has not taken place; or

(b) the aggregate of the First Aggregate Subscription Price and the Second Aggregate Subscription Price, in the event that both the First Completion and the Second Completion have taken place but Completion (as defined in the Call Option Agreement) has not taken place; or

(c) the aggregate of the First Aggregate Subscription Price, the Second Aggregate Subscription Price, the total Consideration paid in accordance with (and as defined in) the Call Option Agreement and the total consideration paid in respect of each accepted Offer made in accordance with (and as defined in) the Call Option Agreement, in the event that First Completion, Second Completion and Completion (as defined in the Call Option Agreement) have each taken place; or

(d) the Advanced Funding, in the event that Advanced Funding Shares have been allotted pursuant to clauses 5.4 and 5.5.

4.13 The Company shall not be liable for a Claim unless:

(a) **the Company's liability in respect of that Claim (together with any connected Claims)** exceeds £25,000; and

(b) **the amount of the Company's liability in respect of that Claim, either individually or** when aggregated with the Company's liability for all other Claims (other than those excluded under clause 4.13(a) above), exceeds £250,000, in which case the Company shall be liable for the whole amount claimed (and not just the amount above the threshold specified in this clause 4.13(b), excluding any costs or expenses of the Investor in connection with bringing any Claims).

For the purpose of this clause, a Claim is connected with another Claim if they arise from the same event, facts or circumstances.

4.14 No liability of the Company in respect of any breach of any Warranty shall arise:

(a) if such breach occurs or to the extent that the liability is increased by reason of any matter which would not have arisen but for the coming into force of any legislation not in force at the date of this Agreement or by reason of any change to existing legislation, any other Taxing Authorities practice or in rates of Taxation occurring after the date of this Agreement;

(b) to the extent that specific allowance, provision or reserve has been made in the Accounts or in the Management Accounts in respect of the matter to which such liability relates;

(c) to the extent that such breach or claim arises as a result of any change in the accounting bases or policies in accordance with which the Company values its assets or calculates its liabilities or any other change in accounting practice from the treatment or application of the same used in preparing the Accounts (save to the extent that such changes are required to correct errors or because relevant generally accepted accounting principles have not been complied with); and/or

(d) to the extent the breach arises:

(i) by virtue of the entry by the Company into, and its compliance with the terms of, the SHA Variation Letter; or

(ii) as a result of actions taken prior to the date of this Agreement at the written direction of, or with the written consent of, the Investor.

4.15 The Investor shall be entitled to make a Claim in respect of any liability which is contingent or unascertained provided that written notice of the Claim (giving as far as practical the amount and details of the Claim) is given to the Company before the expiry of the relevant period specified in clause 4.10 and the Company shall not be liable to make any payment in respect of such Claim unless and until the liability becomes an actual liability or (as the case may be) becomes capable of being quantified.

4.16 Nothing in this Agreement shall prejudice the **Investor's duty under common law to mitigate any** loss or liability which is the subject of a Claim.

4.17 The Company shall not be liable more than once for the same loss.

4.18 The Investor agrees that damages for breach of Warranty shall be its only remedy and that it shall not be entitled to the remedy of rescission.

Investor Warranties

4.19 The Investor warrants to the Company that:

(a) it has the power and authority to enter into and perform its obligations under this Agreement;

(b) it has such power and authority as is required to issue such number of Investor Consideration Shares as may be required pursuant to clause 3.1(b);

(c) it has obtained all such consents in respect of the issue of any Investor Consideration Shares as may be required pursuant to clause 3.1(b);

(d) when executed, its obligations under this Agreement will be binding on it; and

(e) execution and delivery of, and performance by it of its obligations under this Agreement will not result in any breach of applicable law.

Investor Undertakings

4.20 The Investor undertakes to the Company that, if and to the extent that it issues Investor Consideration Shares to the Company at Second Completion:

(a) it shall file the necessary registration statement with the United States Securities and Exchange Commission in respect of such Investor Consideration Shares within 45 calendar days after the Second Completion Date, such that such Investor Consideration Shares become unrestricted common stock; and

(b) in the event such Investor Consideration Shares are not deemed unrestricted on or before the expiry of the 90 calendar day period commencing on the Second Completion Date, the Company shall be entitled to require the Investor to buyback some or all of such Investor Consideration Shares at a price per share of £0.7541, subject to the Investor being required to pay a maximum aggregate amount up to £2,675,444.74, by serving written notice on the Investor no later than the first anniversary of the Second Completion Date (**"Put Notice"**), and the Investor shall procure that the Investor Consideration Shares that are the subject of the Put Notice are acquired by the Investor for cash within 5 Business Days of the date of the Put Notice.

Company Undertakings

4.21 The Company undertakes that, except as may be required pursuant to the terms of this Agreement, the Call Option Agreement or the HM Option Agreement, it shall neither allot nor

issue any additional Shares in the period commencing on the date of this Agreement and ending on the earlier of:

(i) the date upon which the Deed of Amendment to the SHA duly executed by the Company and each of its shareholders (at the time of such delivery) is delivered to the Investor in accordance with clause 6.7;

(ii) the date upon which Completion has occurred in accordance with, and as defined in, the Call Option Agreement;

(iii) 31 October 2025, if the Option in the Call Option Agreement lapses in the event it has not otherwise been exercised prior to such date; and

(iv) the Longstop Date, in the event that First Completion has not taken place by that date.

5. First Completion

First Completion

5.1 First Completion of the subscription by the Investor for the First Tranche Subscription Shares shall take place at the offices of the Company on the First Completion Date (or at such other time and place as the Company and the Investor shall agree in writing) when the events set out in clause 5.3 below shall take place in such order as the Investor may require.

5.2 The conditions are as follows ("**Conditions**"):

(a) the Investor shall pay the First Aggregate Subscription Price in cleared funds to the Company's Bank Account;

(b) the Investor shall deliver to the Company a duly executed deed of adherence, in the agreed form, under which it agrees to be bound by the terms of the Shareholders' Agreement (**Deed of Adherence**); and

(c) the Investor shall provide the Company with a copy of any necessary consent and its corporate authorities approving entry into this Agreement and approving the Investor's obligations under this Agreement (including but not limited to entry by the Investor into the Deed of Adherence and any other agreed form documents proposed to be entered into by it, the issue of the Investor Consideration Shares, and payment of any cash in respect of First Aggregate Subscription Price and Second Aggregate Subscription Price due from the Investor).

5.3 Subject to the Conditions having been satisfied on or prior to the Longstop Date, the following events shall occur on the First Completion Date:

(a) a meeting of the Board shall be held (to the extent not already held) at which the Company shall:

(i) approve, subject to receipt of the First Aggregate Subscription Price, the issue and allotment of the First Tranche Subscription Shares credited as fully paid to the Investor and the entry of its name in the register of members in respect of them; and

(ii) pass any other resolutions required to carry out the Company's obligations under this Agreement;

(b) the Company shall:

(i) subject to receipt of the First Aggregate Subscription Price, issue and allot the First Tranche Subscription Shares credited as fully paid to the Investor and enter its name in the register of members in respect of them;

(ii) deliver to the Investor a copy of the written shareholder consent(s), in the agreed form, required under the Company's articles of association and the Shareholders' Agreement to permit and authorise the issue of the First Tranche Subscription Shares, the Second Tranche Subscription Shares and the shares required to be issued on and following the exercise of the option pursuant to the terms of the Call Option Agreement and the HM Option Agreement, in each case, free of any applicable pre-emption rights, duly executed by the holders of not less than 50% of all A Shares and A1 Shares (as if they constituted one class) and the holders of not less than 50% of all B1 Shares as at the date of this Agreement;

(iii) deliver to the Investor a copy of the written consent, in the agreed form, dis-applying the pre-emption rights in the Shareholders' Agreement and under the Company's articles of association (in each case, in accordance with the respective provisions) in respect of any transfer of shares from (A) any shareholder in the Company to the Investor as contemplated by the Call Option Agreement or which may otherwise occur prior to the completion of the exercise of the Option in accordance with (and as defined in) the Call Option Agreement and (B) the Management Shareholders to the Investor pursuant to the Management Shareholders Side Agreement, duly executed by the holders of at least 75% of the A Shares, A1 Shares and B1 Shares (as if they constituted one class, and for these purposes, calculating such percentage with reference to the Fully Diluted Share Capital (inclusive of the consent of the Investor)) as at the date of this Agreement;

(iv) deliver to the Investor a copy of the SHA Variation Letter, duly executed by or **on behalf of the Company and by parties to the Shareholders' Agreement (other** than the Company) holding between them at least 75% of the Shares held by such parties (which shall include the holders of at least 75% of the A Shares and A1 Shares (as if they constituted one class) and the holders of not less than 75% of all B1 Shares) as at the date of this Agreement;

(v) deliver to the Investor a copy of the HM Option Agreement, duly executed by the parties thereto, together with a duly signed copy of the minutes of the Board of the Company authorising the entry into of such agreement;

(vi) deliver to the Investor the HM Option Agreement Side Letter, duly executed by or on behalf of the Company;

(vii) deliver to the Investor, the Management Shareholders Side Agreement duly executed by each Management Shareholder;

(viii) deliver to the Investor, the Board Appointment Rights Letter, duly executed by the holders of all the B1 Shares, B2 Shares and C Shares in issue and the holders of at least 75% of the A1 Shares and A Shares in issue (as if they constituted one class);

(ix) execute and deliver to the Investor share certificates for the First Tranche Subscription Shares;

(x) file all appropriate resolutions and forms with the Registrar of Companies within the time limits prescribed for filing each of them; and

(xi) deliver to the Investor the duly signed copy of the minutes of the Board of the Company referred to in clause 5.3(a);

(c) the Investor shall deliver to the Company the HM Option Agreement Side Letter, duly executed by or on behalf of the Investor; and

(d) the Investor shall deliver to each Management Shareholder the Management Shareholders Side Agreement, duly executed by or on behalf of the Investor.

Advanced Funding

5.4 In the event the Conditions have not been satisfied on or before the Longstop Date (including any extended period), and in the event the Company has received any Advanced Funding, the Investor irrevocably agrees that it shall subscribe for such number of A1 Shares in the capital of the Company (round down to the nearest whole number) based on the amount of the Advanced Funding divided by a subscription price of £1,224.74 per share (**Advanced Funding Shares**).

5.5 The Company shall issue the Advanced Funding Shares to the Investor within 10 Business Days of the Longstop Date having elapsed as referred to in clause 5.4, and the Investor agrees that:

(a) the Investor shall be entered in the register of members of the Company as the holder of the Advanced Funding Shares and shall be issued with a certificate;

(b) unless the Investor has already delivered a duly executed Deed of Adherence to the Company, any director of the Company as shall be nominated by the Company shall be appointed as the Investor's attorney to execute the Deed of Adherence on its behalf; and

(c) (save in respect of clauses 4.1 to 4.19, clause 5.4 and clause 5.5), clause 2 to clause 8 (inclusive) of this Agreement shall cease to have effect and all other provisions shall continue in full force and effect, and, for the avoidance of doubt:

(i) the Investor shall have no further rights nor obligations to subscribe for any of the First Tranche Subscription Shares and/or the Second Tranche Subscription Shares;

(ii) the Company shall have no obligation to enter into the Call Option Agreement;

(iii) the Investor shall have no express contractual right(s) to appoint any person as a director to the board of directors of the Company, and shall enter into any waivers or other agreements reasonably required by the Company to waive any such express contractual right(s); and

(iv) the Company shall not be under any obligation to return any Advanced Funding to the Investor.

6. Second Completion

Second Completion

6.1 Subject to the Second Completion Condition being satisfied (or otherwise waived by the Investor), Second Completion of the subscription by the Investor for the Second Tranche Subscription Shares shall take place at the offices of the Company on the Second Completion Date (or at such other time and place as the Company and the Investor shall agree in writing) when the events set out in clause 6.4 below shall take place in such order as the Investor may require.

6.2 Second Completion is conditional upon either:

(a) no Disclosure Letter being delivered by the Company to the Investor pursuant to clause 4.7; or

(b) the Disclosure Letter delivered by the Company to the Investor pursuant to clause 4.7 not disclosing any facts, matters or circumstances that the Investor (acting reasonably and in good faith) considers would, had they not been so Disclosed, give rise to a Claim (or Claims) under the Additional Warranties with an aggregate quantum in excess of £500,000 (calculating such quantum as if the Investor had invested, or were to invest, an amount equal to the aggregate of the First Aggregate Subscription Price, the Second Aggregate Subscription Price and the maximum amount capable of being paid by the Investor under or as contemplated by the Call Option Agreement), provided each Claim comprised in such aggregate has a quantum in excess of £25,000,

(the **"Second Completion Condition"**). If the Second Completion Condition is not satisfied or waived by the Investor, the Investor shall have no obligation to proceed to Second Completion.

6.3 At least 5 Business Days before the Second Completion Date, the Investor shall notify the Company in writing (which shall include email) the amount of the Second Aggregate Subscription Price to be satisfied in cash and the amount of the Second Aggregate Subscription Price to be satisfied in Investor Consideration Shares in accordance with clause 3.1(b) (provided always that the total amount of cash and the total equivalent £ value of the Investor Consideration Shares shall always be at least equal to £2,675,444.74, but may be rounded up to account for a whole number of Investor Consideration Shares being issued without the need to issue a fraction of **common stock) ("Consideration Split").**

6.4 On Second Completion:

(a) the Investor shall pay such proportion of the Second Aggregate Subscription Price that is required to be paid in cash in accordance with the Consideration Split and as required by clause 3.1(a), in cleared funds to the Company's Bank Account;

(b) the Investor shall issue such number of Investor Consideration Shares as is required to the Company in accordance with the Consideration Split, credited as fully paid and issued without restriction (save in respect of the provisions of clause 8), and provide such evidence as the Company may reasonably require that the Investor Consideration Shares have been issued to the Company; and

(c) the Investor shall deliver to the Company the Call Option Agreement, duly executed by it.

6.5 Issue of the Investor Consideration Shares in accordance with clause 6.3 (if any) together with payment of the relevant amount of cash shall constitute a good discharge for the Investor of its obligations to satisfy the payment of the Second Aggregate Subscription Price.

6.6 Subject to the Investor having complied with its obligations in clause 6.4, the following events shall occur on the Second Completion Date:

(a) a meeting of the Board shall be held (to the extent not already held) at which the Company shall:

(i) approve, subject to receipt of the Second Aggregate Subscription Price (including the issue of any Investor Consideration Shares), the issue and allotment of the Second Tranche Subscription Shares credited as fully paid to the Investor and the entry of its name in the register of members in respect of them;

(ii) approve the entry into of the Call Option Agreement; and

(iii) pass any other resolutions required to carry out the Company's obligations under this Agreement; and

(b) the Company shall:

(i) subject to receipt of the Second Aggregate Subscription Price (including the issue of any Investor Consideration Shares), issue and allot the Second Tranche Subscription Shares credited as fully paid to the Investor and enter its name in the register of members in respect of them;

(ii) execute and deliver to the Investor share certificates for the Second Tranche Subscription Shares; and

(iii) deliver a copy of the Call Option Agreement duly executed by the Company to the Investor; and

(c) the Company shall file all appropriate resolutions and forms with the Registrar of Companies within the time limits prescribed for filing each of them.

Deed of Amendment to the SHA

6.7 The Company shall use its best endeavours to deliver to the Investor the Deed of Amendment to the SHA duly executed by the Company and each of its shareholders (at the time of such delivery) as soon as reasonably practicable after the date of this Agreement and in any event prior to the date which is 5 Business Days after the date upon which the Investor gives an Exercise Notice to the Company pursuant to, and as defined in, the Call Option Agreement **("Deed of Amendment to the SHA Longstop Date")**. For the avoidance of doubt, the occurrence of the Deed of Amendment to the SHA Longstop Date shall not relieve the Company of its obligation under this clause 6.7 nor prejudice any rights or remedies of the Investor if and to the extent such Deed of Amendment to the SHA duly executed by the Company and each of its shareholders (at the time of such delivery) has not been delivered to the Investor prior to such date.

7. Share Price Protection Provisions

7.1 The Investor irrevocably and unconditionally agrees that, if and to the extent that the Investor issues Investor Consideration Shares to the Company at Second Completion, in the event the **Volume Weighted Average Price ("VWAP")** for the ten (10) trading days prior to (and including) the date of the expiry of the Reference Period is less than $1.00 per share then the Investor will promptly and in any event within 15 Business Days of the expiry of the Reference Period, pay an amount in cash in cleared funds to the Company equal to the difference between:

(number of Investor Consideration Shares x $1.00) less (number of Investor Consideration Shares x VWAP as referred to in this clause 7.1) less the net cash proceeds (after any costs of sale) received by the Company derived from the sale by the Company of any Investor Consideration Shares held by it, where such sale of Investor Consideration Shares took place prior to expiry of the Reference Period.

7.2 If any payment due pursuant to clause 7.1 is not made within the 15 Business Days period referred to in clause 7.1, then the Investor shall pay interest to the Company on the overdue sum from the date payment was due until the date of payment in full of the overdue sum, calculated

daily at a rate of 10% per annum, until such time as the cash payment has been received by the Company (whether before or after judgement).

8. Right of First Refusal

8.1 Without prejudice to clause 4.20(b), in the event the Company wishes to dispose of any Investor Consideration Shares held by it, prior to any such disposal it shall first give notice in writing (which shall include email) to the Investor including details of how many shares it proposes to dispose of (**Sale Shares**) (**ROFR Notice**). The Investor shall have 5 Business Days to notify the Company in writing (which shall include email) that it wishes to acquire some or all of the Sale Shares (**ROFR Acceptance**) and shall have a further 2 Business Days to complete the acquisition of the same.

8.2 In the event the Investor has not served a ROFR Acceptance or has served a ROFR Acceptance but has failed to complete the acquisition of the Sale Shares within the relevant 2 Business Day period, then the Company shall be free to dispose of the Sale Shares on the open market.

8.3 In the event the Company is required to dispose of some or all of the Sale Shares in favour of the Investor, in accordance with a ROFR Notice, the price payable for such shares to be acquired by the Investor shall be the greater of: i) £0.7541 per share, and ii) share price published by the NASDAQ as at close of the market on the Business Day immediately preceding the date of the ROFR Notice.

9. Confidentiality and announcements

9.1 Except as provided elsewhere in this Agreement, and excluding any information which is in the public domain (other than through the wrongful disclosure of any party), or which any party is required to disclose by law or by the rules of any regulatory body to which the Company is subject, each party agrees to keep secret and confidential and not to use, disclose or divulge to any third party (other than a party's professional advisers) any:

(a) confidential information relating to the Company (including the intellectual property, customer lists, reports, notes, memoranda and all other documentary records pertaining to the Company or its business affairs, finances, suppliers, customers or contractual or other arrangements); or

(b) information relating to the negotiation, provisions or subject matter of this Agreement (or any document referred to in it); or

(c) information concerning the Investor.

9.2 Except in accordance with clause 9.3, unless agreed to in writing by the parties, neither party shall not make any public announcement or issue a press release or respond to any enquiry from the press or other media that concerns or relates to this Agreement or its subject matter (including, but not limited to, the Investor's investment in the Company) or any ancillary matter.

9.3 Notwithstanding clause 9.2, the parties may make or permit to be made a disclosure or an announcement concerning or relating to this Agreement, or its subject matter or any ancillary matter if and to the extent required by:

(a) law; or

(b) any securities exchange on which either party's securities are listed or traded; or

(c) any regulatory or governmental or other authority with relevant powers to which either party is subject or submits, whether or not the requirement has the force of law.

10. Assignment and other dealings

10.1 No party shall assign, transfer, mortgage, charge, declare a trust of, or deal in any other manner with any or all of its rights and obligations under this Agreement without the prior written consent of the other party.

11. Third party rights

11.1 This Agreement does not give rise to any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

11.2 The rights of the parties to vary this Agreement are not subject to the consent of any other person.

12. Agreement survives completion

This Agreement (other than obligations that have already been fully performed) remains in full force after First Completion and Second Completion.

13. Status of agreement

13.1 If there is an inconsistency between any of the provisions of this Agreement and the provisions of the Articles, the provisions of this Agreement shall prevail as between the parties.

14. Severance

If any provision or part-provision of this Agreement is or becomes invalid, illegal or unenforceable, it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible, the relevant provision or part-provision shall be deemed deleted. Any modification to or deletion of a provision or part-provision under this clause shall not affect the validity and enforceability of the rest of this Agreement.

15. Variation and waiver

15.1 No variation of this Agreement shall be effective unless it is in writing and signed by the parties (or their authorised representatives).

15.2 A waiver of any right or remedy under this Agreement or by law is only effective if given in writing and signed by the person waiving such right or remedy. Any such waiver shall apply only to the circumstances for which it is given and shall not be deemed a waiver of any subsequent breach or default.

15.3 A failure or delay by a party to exercise any right or remedy provided under this Agreement or by law shall not constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict any further exercise of that or any other right or remedy. No single or partial exercise of such right or remedy provided under this Agreement or by law shall prevent or restrict the further exercise of that or any other right or remedy.

15.4 A person that waives a right or remedy provided under this Agreement or by law in relation to one person, or takes or fails to take any action against that person, does not affect its rights or remedies in relation to any other person.

16. Costs

16.1 Each party shall pay its own costs incurred in connection with the negotiation, preparation, execution and performance of this Agreement (and any documents referred to in it).

17. Entire agreement

17.1 This Agreement, together with the Shareholders Agreement and the agreed form documents entered into by the parties pursuant to this Agreement, constitute the entire agreement between the parties in relation to the subject matter thereof and supersede and extinguish all previous discussions, correspondence, negotiations, drafts, agreements, promises, assurances, warranties, representations, arrangements and understandings between them, whether written or oral, relating to their subject matter.

17.2 Each party acknowledges that in entering into this Agreement and any documents referred to in it, it does not rely on, and shall have no remedies in respect of, any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in this Agreement or those documents.

17.3 Each party agrees that it shall have no claim for innocent or negligent misrepresentation or negligent misstatement based on any statement or warranty in this Agreement.

17.4 The Investor and Company independently acknowledge and agree that they have not been induced to enter into this Agreement on the basis of any warranties or other promises, undertakings, statements or inducements not expressly included in this Agreement.

17.5 Nothing in this clause 17 shall limit or exclude any liability for gross negligence, fraud or intentional, wilful or reckless misconduct of the Company.

18. Notices

18.1 For the purposes of this clause, but subject to clause 18.7, notice includes any other communication.

18.2 A notice given to a party under or in connection with this Agreement:

(a) shall be in writing;

(b) shall be signed by or behalf of the party giving it;

(c) shall be sent to the relevant party for the attention of the contact and to the address or email address specified in clause 18.3, or such other address, or contact as that party may notify to the other in accordance with the provisions of this clause 18;

(d) shall be:

(i) delivered by hand; or

(ii) sent by pre-paid first class post or another next day working day delivery service; or

(iii) sent by airmail or by reputable international overnight courier (if the notice is to be served by post to an address outside the country from which it is sent); or

(iv) sent by email to an email address notified by the relevant party to the other party for such purpose.

18.3 The addresses and email addresses for service of notice are:

(a) Company

(i) address: the registered office

(ii) for the attention of: Daniel Bailey

(iii) email address: daniel@veloce.gg

(b) Investor

(i) address: the registered office

(ii) for the attention of: Matthew McGahan

(iii) email: matthew.mcgahan@lottery.com

18.4 A party may change its details for service of notices as specified in clause 18.3 by giving notice in writing to the other parties, provided that the address for service is an address in the United Kingdom or the United States, as the case may be, following any change. Any change notified pursuant to this clause 18.4 shall take effect at 9.00 am on the later of:

(a) the date (if any) specified in the notice as the effective date for the change; and

(b) five Business Days after deemed receipt of the notice of change.

18.5 Delivery of a notice is deemed to have taken effect (provided that all other requirements in this clause have been satisfied):

(a) if delivered by hand, on signature of a delivery receipt or at the time the notice is left at the address; or

(b) if sent by pre-paid first-class post or another next day working day delivery service providing proof of delivery to an address in the United Kingdom, at 9.00 am on the second Business Day after posting or at the time recorded by the delivery service; or

(c) if sent by pre-paid airmail to an address outside the country from which it is sent, at 9.00 am on the fifth Business Day after posting; or

(d) if sent by reputable international overnight courier to an address outside the country from which it is sent, on signature of a delivery receipt or at the time the notice is left at the address; or

(e) if sent by email, at the time of transmission; and

(f) if deemed receipt under the previous paragraphs of this clause 18.5 would occur outside business hours (meaning 9.00 am to 5.30 pm Monday to Friday on a day that is not a public holiday in the place of deemed receipt), at 9.00 am on the day when business next starts in the place of deemed receipt. For the purposes of this clause 18.5, all references to time are to local time in the place of deemed receipt.

18.6 To prove service, it is sufficient to prove that:

(a) if delivered by hand or by reputable international overnight courier, the notice was delivered to the correct address; or

(b) if sent by post or by airmail, the envelope containing the notice was properly addressed, paid for and posted; or

(c) if sent by email, the notice was properly addressed and sent to the email address of the recipient.

18.7 This clause 18 does not apply to the service of any proceedings or other documents in any legal action or, where applicable, any arbitration or other method of dispute resolution.

19. Further assurance

Without prejudice to clause 5, at its own expense each party shall, and shall use all reasonable endeavours to procure that any necessary third party shall, promptly execute and deliver such documents and perform such acts as may reasonably be required for the purpose of giving full effect to this Agreement.

20. Counterparts

20.1 This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement.

20.2 Transmission of an executed counterpart of this Agreement (but for the avoidance of doubt not just a signature page) by email (in PDF, or other agreed format), shall take effect as delivery of an executed counterpart of this Agreement. If either method of delivery is adopted, without prejudice to the validity of this Agreement thus made, each party shall provide the others with the original of such counterpart as soon as reasonably possible thereafter.

20.3 No counterpart shall be effective until each party has executed and delivered at least one counterpart.

21. No partnership

21.1 Nothing in this Agreement is intended to, or shall be deemed to, establish any partnership or joint venture between any of the parties, constitute any party the agent of another party, or authorise any party to make or enter into any commitments for or on behalf of any other party.

21.2 Each party confirms it is acting on its own behalf and not for the benefit of any other person.

22. Language

22.1 This agreement is drafted in the English language.

22.2 Any notice given under or in connection with this Agreement shall be in English. All other documents provided under or in connection with this Agreement shall be in English.

23. Inadequacy of damages

23.1 Without prejudice to any other rights or remedies that a party may have, each party acknowledges and agrees that damages alone would not be an adequate remedy for any breach of the terms of this Agreement by that party. Accordingly, the other party shall be entitled to seek the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of the terms of this Agreement.

24. Governing law and jurisdiction

24.1 This Agreement and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with its subject matter or formation shall be governed by and construed in accordance with the law of England and Wales.

24.2 Any dispute arising out of or in connection with or in relation to this Agreement, which cannot otherwise be amicably resolved between the parties after reasonable bona fide efforts, shall be referred to arbitration by a sole arbitrator, who will be appointed by mutual agreement between the parties and in accordance with the London Court of International Arbitration, Arbitration Rules, as amended from time to time. The seat for arbitration shall be London and the arbitration shall be conducted in English language. The decision of the arbitrator shall be in writing and shall be final and binding upon the parties. Each party shall bear its own professional advisor's fees and charges, and, in addition, shall pay one half of the costs and expenses of such arbitration.

This document has been executed as a deed and is entered into and delivered on the date stated at the beginning of it.

Schedule 1 The Company and the Subsidiaries

Part 1: Company Details

Name:	Veloce Esports Limited
Jurisdiction:	England and Wales
Registered number:	11135021
Status:	Private limited company
Registered office:	58a, Bronsart Road, London, SW6 6AA
Directors:	Daniel Bailey
	Jack Anthony Clarke
	Darryl Charles Eales
	James William MacLaurin
	Tarun Reddy
	Rupert Jack Svendsen-Cook
	Andrew Jonathan Webb
Accounting reference date:	31 December
Bankers:	Coutts & Co

Company's Bank Account:	Account name: VELOCE ESPORTS LIMITED CURRENT ACCOUNT Sort code: 18 00 02 Account no: 03104702 Swift: COUTGB22. IBAN: GB22COUT18000203104702

Part 2: Subsidiaries Details

Name:	**Veloce Racing Limited**
Jurisdiction:	England and Wales
Registered number:	12135917
Status:	Private limited company
Registered office:	58a, Bronsart Road, London, SW6 6AA
Directors:	Daniel Bailey
	Darryl Charles Eales
	Rupert Jack Svendsen-Cook
	Andrew Jonathan Webb
Share capital:	GBP 202, divided into 200 A Ordinary shares of £1.00 each and 2 B Ordinary Shares of £1,00 each, each of which are legally and beneficially owned as follows: (a) 176 A Ordinary Shares owned by Veloce Esports Limited; (b) 14 A Ordinary Shares and 1 B Ordinary Share owned by Harrison Newey; and (c) 10 A Ordinary Shares and 1 B Ordinary Share owned by Twenty Five Limited.
Accounting reference date:	31 December
Bankers:	Barclays

Name:	**Veloce Digital Limited**
Jurisdiction:	United Arab Emirates
Registered number:	01010196
Status:	Private Limited Company
Registered office:	Office A, RAK DAO Building Centre, Ground Floor, Al Rifaa, Sheikh Mohammed Bin Zayed Road, Ras Al Khaimah, UAE
Directors:	Jack Clarke Daniel Bailey James MacLaurin Rupert Svendsen-Cook
Share capital:	AED 20, divided into 4 Ordinary Shares of 5 AED each, each of which are legally and beneficially owned as follows: (a) 1 Ordinary Share owned by Daniel Bailey in trust for Veloce Esports Limited; (b) 1 Ordinary Share owned by James MacLaurin in trust for Veloce Esports Limited; (c) 1 Ordinary Share owned by Rupert Svendsen Cook in trust for Veloce Esports Limited; and (d) 1 Ordinary Share owned by Jack Clarke in trust for Veloce Esports Limited.
Accounting reference date:	N/A
Bankers:	*None*

Name:	**Veloce VEXT Foundation PTE**
Jurisdiction:	Singapore
Registered number:	202224255E
Status:	Private Limited Company
Registered office:	6 EU Tong Sen Street, #11-20 The Central, Singapore 059817
Directors:	Jack Clarke
	Daniel Bailey
	James MacLaurin
	Rupert Svendsen-Cook
	Cheong Yee Hui
Share capital:	USD 1,000, divided into Ordinary shares of USD 1.00 each, each of which are legally and beneficially owned by the Company
Accounting reference date:	31/12
Bankers:	None

Schedule 2 Cap Table post First Completion and Second Completion

A1, A and B1 Shares in issue (excluding B2, C and D shares)

		Position immediately following First Completion		Position immediately following Second Completion	
Shareholder	**Class**	**Number of Shares**	**%**	**Number of Shares**	**%**
James MacLaurin (M)	B1	2,058	6.00%	2,058	5.52%
Jack Clarke (M)	B1	2,495	7.27%	2,495	6.69%
Crimson Swordblade	B1	4,011	11.69%	4,011	10.75%
Promethean Investments LLP	A	159	0.46%	159	0.43%
JEV (25 ltd.)	A	1,392	4.06%	1,392	3.73%
Sebastien Willems	A	2,555	7.45%	2,555	6.85%
Tarun Reddy (M)	A	1,270	3.70%	1,270	3.40%
John Corbett	A	551	1.61%	551	1.48%
UBC Services Limited	A	354	1.03%	354	0.95%
Crimson Swordblade	A	4,273	12.46%	4,273	11.46%
Daniel Bailey (M)	B1	2,058	6.00%	2,058	5.52%
Darryl Eales	A	3,098	9.03%	3,098	8.31%
MPA Creative Limited	A	684	1.99%	684	1.83%
Andy Webb	A	2,326	6.78%	2,326	6.24%
The Future Fund	A	2,164	6.31%	2,164	5.80%
Zach Hedge	A	976	2.85%	976	2.62%
Animoca	A1	507	1.48%	507	1.36%
Libertino	A1	253	0.74%	253	0.68%
Celero Limited	A1	1,481	4.32%	1,481	3.97%
Lottery.com Inc.	A1	1,633	4.76%	4,634	12.4%
TOTAL		**34,298**	**100.00%**	**37,299**	**100.00%**

B2 Shares in issue

Shareholder	*Amount*
James MacLaurin	1
Jack Clarke	1
Crimson Swordblade	1
Daniel Bailey	1

C Shares in issue

Shareholder	*Amount*
Cadrela Malta Limited	248
Andreas Lakaratos	133
Timothy Clark	61

D Shares in issue

Shareholder	*Amount*
Tarun Reddy	1
Andy Webb	1

Schedule 3 Initial Warranties

1. Definitions and interpretation

1.1. Any reference in this Schedule 3 to the Company shall also include, where appropriate in the context, a reference to each Subsidiary of the Company.

1.2. In this Schedule 3 and Schedule 4, the following words and expressions set out below shall have the following meanings:

Additional Data Room: the electronic GoogleDrive data room containing the documents relevant to the disclosures against the Additional Warranties, a copy of which will be made available by the Company for the Investor to download when the Disclosure Letter is delivered to the Investor in accordance with clause 4.7;

Business: the business undertaken by the Company and its Subsidiaries, as more fully described in the Business Plan;

Business Plan: the business plan for the Company, a copy of which is contained in the Data Room;

Company Product: any product or service designed, developed, manufactured, marketed, distributed, provided, licensed, or sold at any time by the Company;

Data Room: the electronic GoogleDrive data room hosted, a copy of which has been made available for the Investor to download on Thursday 14th May 2025;

Encumbrance: any mortgage, charge, security interest, lien, pledge, assignment by way of security, equity, claim, right of pre-emption, option, covenant, restriction, reservation, lease, trust, order, decree, judgment, title defect (including retention of title claim), conflicting claim of ownership or any other encumbrance of any nature whatsoever (whether or not perfected other than liens arising by operation of law);

Intellectual Property: copyrights and related rights, trade marks and service marks, business and trade names, rights in logos and get-up and trade dress, goodwill and the right to sue for passing off or unfair competition, rights in inventions, rights to use and protect the confidentiality of confidential information (including trade secrets and Know How), registered designs, design rights, Patents, utility models, semi-conductor topographies, all rights of whatsoever nature in computer software and data, all rights of privacy and all other intellectual property or other intangible rights and privileges, and rights of a nature similar or allied to any of the foregoing, in every case which subsists now or in the future in any part of the world and whether or not registered, and including all granted registrations and all applications for registration, and rights to apply for and be granted, renewals and extensions of, and rights to claim priority from, any such rights;

Know How: any and all data, results, materials, compositions, information relating to any and all inventions (whether a patent application is filed or not), objectives, plans, drawings, instructions, ideas, concepts, specifications, algorithms, discoveries, procedures, processes, methods,

techniques, formulae, results, and any other knowledge, information or know-how, each in whatever form;

Patents: (a) all national, regional and international patents and patent applications, including provisional patent applications; (b) all patent applications filed either from such patents or patent applications, or from an application claiming priority to any of these, including divisionals, continuations, continuations-in-part, provisionals, and continued prosecution applications; (c) any and all patents that have issued or in the future issue from the foregoing patent applications (a) and (b), including author certificates, inventor certificates, utility models, petty patents and design patents and certificates of invention; (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications (a), (b) and (c); and (e) any similar rights, including so-called pipeline protection, or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any such foregoing patent applications and patents.

2. Share capital and authority

2.1. The Management Shareholders and the persons named in Schedule 2 are the legal and beneficial owners of the number and class(es) of shares in the capital of the Company set opposite their respective names in Schedule 2. All of the shares set out in Schedule 2 are fully paid and comprise the entire allotted and issued share capital of the Company.

2.2. Save in respect of: i) the Call Option Agreement, and ii) the HM Option Agreement, no options, warrants or other rights to subscribe for new shares in the Company have been granted or agreed to be granted or have been promised (orally or in writing), in each case by the Company, and no person has any right to require, at any time, the transfer, creation, issue or allotment of any share, loan capital or other securities of the Company (or any rights or interest in them), and the Company has not agreed to confer any such rights, and no person has claimed any such rights.

2.3. No shares in the capital of the Company have been issued, and no transfer of any such shares has been registered, except in accordance with all applicable laws, the memorandum and articles of association of the Company from time to time and the **Shareholders'** Agreement, and all such transfers have been duly stamped (where applicable).

2.4. So far as the Company is aware, none of the issued share capital of the Company is subject to any Encumbrance.

2.5. Since the Accounts Date no dividends or other rights or benefits have been declared, made or paid or agreed to be declared, made or paid by the Company.

2.6. The execution and delivery by the Company of this Agreement and the documents referred to in it, and compliance with their respective terms, shall not breach or constitute a default under the Company's articles of association, the **Shareholders'** Agreement or any other agreement or instrument to which the Company is a party or by which the Company is bound, and shall not constitute a breach under any order, judgment, decree or other restriction applicable to the Company.

3. **Information and material contracts, agreements and agreements**

3.1. The information contained in Schedules 1 and 2 is true and accurate.

3.2. Copies of the documents contained in the Data Room are true and accurate and so far as the Company is aware, are complete.

3.3. The Data Room contains copies of all contracts, agreements and arrangements which the Company is a party to which are material to the Business, including copies of banking agreements, loan agreements, agreements with shareholders, security documents, commercial agreements and IP Agreements (as defined below) entered into by the Company. In relation to such contracts, agreements and arrangements:

(a) each such contract, agreement and agreement is in full force and effect and binding on the parties to it;

(b) neither the Company nor, so far as the Company is aware, any counterparty, is (or will, with the lapse of time, be) in default of any such contract, agreement or agreement;

(c) no notice of termination of any such contract, agreement or agreement has been received or served by the Company and, so far as the Company is aware, there are no grounds for termination, recission, avoidance, repudiation or a material change in the terms of any such contract, agreement or agreement; and

(d) so far as the Company is aware, neither entering into nor compliance with this Agreement or the Call Option Agreement, is likely to result in a breach of, or give any third party a right to terminate or vary any such contract, agreement or agreement.

4. **Business Plan**

4.1. The Business Plan has been diligently prepared based on the information available to the Management Shareholders at the time it was prepared, and so far as the Company is aware, the Company believes that, as at the date of this Agreement, it represents a realistic plan in relation to the future progress, expansion and development of the Business.

4.2. All factual information contained in the Business Plan was when given and, so far as the Company is aware, is at the date of this Agreement, true and accurate in all material respects.

4.3. The financial forecasts, projections or estimates contained in the Business Plan have been diligently prepared based on the information available to the Management Shareholders at the time it was prepared and, so far as the Company is aware, have not been disproved in the light of any events or circumstances which have arisen subsequent to the preparation of the Business Plan up to the date of this Agreement.

5. **Accounts**

The Accounts have been prepared in accordance with accounting principles, standards and practices which are generally accepted in the United Kingdom as at the Accounts Date and on the same basis and in accordance with the same accounting policies as the corresponding accounts for the preceding three financial years (save as disclosed in the Accounts or such corresponding accounts), comply with the requirements of the Companies Act 2006 and give a true and fair view

of the state of affairs of the Company and the Subsidiaries on a consolidated basis (in relation to the group accounts) and the Company (in relation to the Company accounts) at the Accounts Date and of the profits and losses for the period concerned.

6. Management Accounts

The Management Accounts:

(a) have been prepared in accordance with good accounting practice on a basis consistent with that upon which the management accounts of the Company for the period to the Accounts Date were prepared;

(b) (having regard for the purpose for which they were prepared and the information known to the Company at the date on which they were prepared) reasonably reflect the financial affairs of the Company at the date to which they have been prepared and its results for the period covered by the Management Accounts; and

(c) are not inaccurate or misleading in any material respect.

6. Events since the Management Accounts Date

Since the Management Accounts Date as regards the Company:

(a) its business has been carried on in the ordinary course and so as to maintain the same as a going concern;

(b) save in respect of the acquisition of additional shares in the capital of Quadrant Esports Limited, it has not acquired or disposed of or agreed to acquire or dispose of any business or any material asset (other than trading stock in the ordinary course of the business carried on by it) or assumed or acquired any material liability (including a contingent liability);

(c) no dividend or other distribution (as defined by sections 1000, 1064 and 455, 459, and 460 of the Corporation Taxes Act 2010) has been declared, made or paid to its members nor has it repaid any loan capital or other debenture;

(d) no change has been made (or agreed to be made) in the emoluments or other terms of employment of any of its directors nor has it paid any bonus or special remuneration to any of its directors;

(e) it has not borrowed monies (except in the ordinary course of the business carried on by it or from its bankers under agreed loan facilities);

(f) there has not been any material deterioration in the financial position or, so far as the Company is aware, prospects of the Business (whether in consequence of normal trading or otherwise);

(g) no employee on a salary in excess of £100,000 per annum has been dismissed or made redundant nor has the Company taken or omitted to take any action which would entitle any such employee to claim that they have been constructively dismissed; and

(h) it has not incurred any material liabilities or obligations, contingent or otherwise, other than:

(i) liabilities and obligations incurred in the ordinary course of business since the Management Accounts Date; or

(ii) liabilities and obligations that would not be required under accounting principles, standards and practices which are generally accepted in the United Kingdom to be disclosed on a balance sheet of the Company if one were prepared as of the date of this Agreement.

7. **Taxation**

7.1. The Company has properly, duly and punctually made all returns and given or delivered all notices, accounts and information, in each case relating to Taxation, which it was obliged to make, give or deliver and is not and has not been involved in any dispute with any Taxing Authority concerning any matter likely to affect in any way the liability (whether accrued, contingent or future) of it to Taxation and the Company is not aware of any matter which may lead to such dispute.

7.2. The Company has duly paid or fully provided for all Taxation (including deferred tax) for which it is liable and the Company is not aware of any circumstances in which interest or penalties in respect of Taxation not duly paid could be charged against it in respect of any period prior to the date of this Agreement.

7.3. All Taxation due in respect of payments made by the Company to any person, which ought to have been made under deduction or reduction of Taxation, has been properly deducted and accounted for to the appropriate Taxing Authority from all such payments made.

7.4. All documents to which the Company is a party or which form part of the **Company's** title to any asset owned or possessed by it or which the Company may need to enforce or produce in evidence in the courts of the jurisdiction have been duly stamped and (where appropriate) adjudicated.

7.5. Save as set out in Schedule 2, no directors, officers or employees of the Company have received any securities, interests in securities or securities options in the Company as defined in Part 7 of ITEPA.

7.6. All directors, officers or employees of the Company who have received any securities or interests in securities falling within Chapter 2 of Part 7 of ITEPA have entered into elections jointly with the Company under section 431(1) of ITEPA within the statutory time limit.

7.7. The Company has not entered into or been a party to any schemes or arrangements designed partly or wholly for the purpose of it or any other person avoiding Taxation.

7.8. So far as the Company is aware, no person acting in the capacity of an Associated Person (as defined in section 44(4) of the Criminal Finances Act 2017) of the Company has committed any UK tax evasion facilitation offence within the meaning of section 45(5) of the Criminal Finances Act 2017 or any foreign tax evasion facilitation offence within the meaning of section 46(6) of the Criminal Finances Act 2017.

8. **Litigation**

8.1. Neither the Company nor, so far as the Company is aware, any person for whose acts and defaults it may be vicariously liable, is at present engaged whether as claimant, defendant or otherwise in any legal action, proceeding that have been issued or arbitration which has been notified to the Company which is either in progress or so far as the Company no legal action, proceedings or arbitration is threatened or, is pending (other than as claimant in the collection of debts arising in the ordinary course of the business carried on by it none of which exceeds £20,000 and which do not exceed £50,000 in aggregate) or is being prosecuted for any criminal offence and no governmental, regulatory or official investigation or inquiry concerning the Company is, so far as the Company is aware, threatened or in progress or pending.

8.2. So far as the Company is aware, there are no circumstances known to the Company likely to lead to any such claim or legal action, proceeding or arbitration, prosecution, investigation or inquiry.

8.3. Neither the Company nor, so far as the Company is aware, any of the Management Shareholders or any person acting for or on behalf of the Company is being prosecuted for an offence, nor, so far as the Company is aware, are they or have they been the subject of any investigation, or inquiry by, or on behalf of, any governmental, administrative or regulatory authority, in respect of any offence or alleged offence, under the Bribery Act 2010 or under applicable anti-corruption laws or regulations of any other jurisdiction, and there are no circumstances known to the Company likely to give rise to any such prosecution, investigation or inquiry.

9. **Intellectual Property**

In this Agreement:

"Business IP" means all Intellectual Property which has been used, or which is held by the Company and intended to be used in, or in connection with, the Business conducted by the Company;

"Company's Know How" means all Know How owned or controlled by the Company or used by the Company in, or in connection with, the Business conducted by the Company;

"IP Agreements" means all material licences, agreements and arrangements relating to the Business IP entered into by the Company in respect of which the Company is a licensor, a licensee or otherwise a party;

"License Patents" means all Patents licensed to the Company; and

"Owned Business IP" means all Business IP owned by the Company or which the Company purports to own.

9.1. The Company has not granted any license or other rights to third parties which would permit such third party to commercially exploit (other than for the benefit of the Company) any Owned Business IP or Company Know-How, other than non-exclusive rights granted in respect of commercially available products under standard end-user license terms.

9.2. So far as the Company is aware:

(a) there is no Intellectual Property within the ownership or control of any Management Shareholder or any other shareholder of the Company that is necessary for the Company

to conduct the Business in the manner in which the Business is currently conducted and as proposed to be conducted in accordance with the Business Plan;

(b) the activities proposed to be conducted by the Company in accordance with the Business Plan are not expected to infringe or make unauthorised use of the Intellectual Property owned or controlled by any person; and

(c) no person has infringed, misappropriated or made unauthorised use of, or is infringing, misappropriating or making unauthorised use of, the Business IP or other Intellectual Property, including the Business IP, owned or controlled by the Company or the Licensed Patents.

9.3. So far as the Company is aware, the Company has not infringed or made unauthorised use of, or is infringing or making unauthorised use of, the Intellectual Property owned or controlled by any person.

9.4. The Company has not received any written notice (nor has it otherwise received express and specific notice not in writing) alleging that the Company has infringed or made unauthorised use of the Intellectual Property of any other person.

9.5. The Business IP comprises all rights and interests in Intellectual Property necessary for the carrying on of the Business of the Company in the manner and to the extent to which it is presently conducted by the Company or which, to the best of the **Company's** reasonable belief, are likely to be material to the Business of the Company in order for it to carry on the Business in the manner contemplated in the Business Plan.

9.6. All Business IP:

(a) is (or in the case of applications will be, subject to the same being granted) legally and beneficially vested exclusively in the Company; or

(b) is licensed to the Company by third parties by way of a written agreement and/or licence which enables the Company to use, commercialize and otherwise exploit the Intellectual Property as it requires in the ordinary course of its Business; or

(c) in the case of Company Know-How, has been made available to the Company on terms that permit the Company to use, commercialize and otherwise exploit such Company Know-How as it requires in the ordinary course of its Business.

9.7. Each employee, Worker and consultant of the Company has entered into agreements with the Company, which assign to the Company the ownership of any and all Intellectual Property created by the employee, Worker or consultant in the course of and during the term of the employee's employment or the Worker or consultant's engagement with the Company and require the employee, Worker or consultant to assign the ownership of all such Intellectual Property to the Company in so far as ownership of such Intellectual Property is not already vested in the Company.

9.8. All Owned Business IP which is registered in the name of the Company, or in respect of which the Company has made application for registration, is:

(a) legally and beneficially vested in the Company; and

(b) so far as the Company is aware, valid and enforceable and not subject to any claims of opposition from any third party.

9.9. All renewal fees in respect of any Owned Business IP registered or applied for in the name of the Company, and as far as the Company is aware in respect of any Licensed Patents, have been duly paid on or before the date due for payment, and all other steps required for the maintenance and protection of such Owned Business IP and Licensed Patents have been taken, in any jurisdiction in which it is registered.

9.10. So far as the Company is aware:

(a) nothing has been done or omitted to be done by any person whereby any Business IP has ceased or might cease to be valid and enforceable or whereby any person is or will be able to seek cancellation, rectification or any other modification of any registration of any Business IP; and

(b) no person has registered or applied to register in any country any invention, topography, copyright work, design, trade or service mark or name, Know-How or other Intellectual Property, made, or claimed to be owned, by the Company.

9.11. None of the Owned Business IP and, so far as the Company is aware, any Licensed Patents is subject to any re-examination or opposition (challenging any claim of validity, enforceability or otherwise), interference, entitlement, revocation or other proceedings nor, so far as the Company is aware, have any threats of such proceedings been, or do grounds exist which, so far as the Company is aware, are reasonably likely to result in any such proceedings being, made.

9.12. None of the Owned Business IP, Company Know-How and, so far as the Company is aware, any Licensed Patents is subject to any Encumbrance, licence, estoppel or authority or similar right in favour of any other person which right does (or would if enforced) prevent the Company from using, commercializing and/or otherwise exploiting such Intellectual Property in the ordinary course of its Business, and no written claims have been received by the Company, and so far as the Company is aware, the **Company's** licensees and/or licensors which might be material to the truth and accuracy of any of the above.

9.13. So far as the Company is aware, no moral rights have been asserted which would affect the use of any Owned Business IP.

9.14. The Company has not misused or knowingly disclosed or permitted to be misused or disclosed to any person (other than disclosure to the Investor and to it agents, employees or professional advisers) any Company Know-How, trade secrets, confidential information or lists of customers or suppliers, except properly and in the ordinary course of business to recipients who are under a duty owed to the Company, and on the basis that such disclosure is to be treated as confidential.

10. Assets, debts and stock

10.1. Save in respect of the debentures registered at Company House, the Company has not granted any security over any part of its undertaking or assets.

10.2. The assets and rights owned by, leased or licensed to the Company, together with any assets held under a finance lease, hire purchase agreement, rental agreement or credit sale agreement, comprise materially all of the assets and rights necessary for the Company to operate its business,

as carried on at the date of this Agreement, and to fulfil all of its existing agreements and material commitments.

11. Contracts with connected persons

11.1. Except as set out in the Data Room, there are no loans made by the Company to any of its directors or shareholders and/or any person connected with any of them and no debts or liabilities owing by the Company to any of its directors or shareholders and/or any person connected with them as aforesaid.

11.2. Except as set out in the Data Room, there are no existing or proposed contracts or arrangements (including any side letters) to which the Company is a party and in which any of its directors or shareholders or proposed shareholders and/or any person connected with any of them is interested.

11.3. Except as set out in the Data Room, there are no agreements between any of the Management Shareholders or between any of the Management Shareholders and the Company.

11.4. No Management Shareholder nor any person connected with a Management Shareholder owns any property or other asset or Intellectual Property used by the Company.

12. Statutory and legal requirements

12.1. The Company has conducted its business in accordance with and complied in all respects with all applicable laws and regulations, and is not in material breach, violation of, or default with respect to any applicable statute, rule, guidance, regulation, order, decree notice or judgement of any court of competent jurisdiction, governmental agency or regulatory authority. All necessary licences, consents, permits, approvals, permissions, certificates, qualifications, registrations and other authorisations (public or private) (**"Consents"**) have been obtained by the Company to enable the Company to carry on its business in the manner in which such business is now carried on, and such Consents are valid and subsisting.

12.2. So far as the Company is aware, no Management Shareholder:

(a) has been convicted of a criminal offence (except any road traffic offence not punished by a custodial sentence);

(b) has been disqualified from being a company director;

(c) has given, or offered to give, a disqualification undertaking under section 1A of the Company Directors Disqualification Act 1986;

(d) has been the subject of any bankruptcy or analogous proceeding and the Company is not aware of any facts or matters which it believes might give rise to any such proceedings; or

(e) is interested directly or indirectly in any business competing with the trade or business of the Company.

12.3. No person, not being a director of the Company, has any actual or ostensible authority, whether under a power of attorney, agency agreement or otherwise, to commit the Company to any

obligation other than an obligation of a nature which it is usual for it to incur in the ordinary course of its business.

13. **Records and registers**

13.1. The statutory books, registers and minute books of the Company are duly written up to reflect the relevant position as at the date of this Agreement in accordance with all legal requirements applicable thereto and contain accurate records of all matters required to be dealt with therein and all such books and all records and documents (including documents of title) which are its property are in its possession or under its control.

13.2. The Company is not aware of any outstanding matter required to be entered in any of its statutory books, registers or minute books which has not been so entered at the date of this Agreement.

13.3. There has been no notice of any proceedings to rectify the register of members of the Company or the Company's PSC register and, so far as the Company is aware, there are no circumstances which might lead to any application for rectification of the register of members or the PSC register, in each case, which would lead to a successful application for rectification.

13.4. The Company has not made (or withdrawn) an election to keep information in its register of members, PSC register, register of directors, register of **directors'** residential addresses or register of secretaries on the central register at Companies House.

13.5. The Company has not issued any warning notice or restrictions notice under Schedule 1B of the Companies Act 2006.

14. **Group structure**

14.1. Except for the Subsidiaries set out in Part 2 of Schedule 1, the Company does not have and has never had any Subsidiary nor has it at any time been the holding company of any company or a member of or the beneficial owner of any shares, securities or other interest in any company or other person.

14.2. The Company is not, in relation to any company, limited liability partnership or United Kingdom Societas registered in the United Kingdom, a registrable relevant legal entity (as defined in section 790C of the Companies Act 2006).

15. **Insolvency**

15.1. No compromise or arrangement (by way of a scheme of arrangement under Part 26 of the Companies Act 2006, restructuring plan under Part 26A of the Companies Act 2006, voluntary arrangement or otherwise) with any of its creditors or any class of its creditors has been entered into or proposed with respect to the Company.

15.2. No moratorium is in force under Part 1 or Part A1 of the Insolvency Act 1986 with respect to the Company and no step has been taken to obtain such a moratorium.

15.3. No notice has been given and no resolution has been passed for the winding up of the Company.

15.4. No liquidator, administrator, administrative receiver or similar officer has been appointed in relation to the Company or any of its assets, and no notice has been served, document(s) filed,

application made, petition presented or order made by a court in relation to the appointment of such an officer.

15.5. No step has been taken to strike off or dissolve the Company.

15.6. No distress, distraint, charging order, execution or other process has been levied or applied for in respect of the whole or any part of the property, assets or undertaking of the Company.

15.7. No step or procedure analogous to those set out in warranty statements 15.1 to 15.6 (inclusive) has been taken or commenced in any jurisdiction outside England and Wales in relation to the Company or any of its assets or undertaking.

Schedule 4 Additional Warranties

1. **Definitions and interpretation**

1.1. Any reference in this Schedule 4 to the Company shall also include, where appropriate in the context, a reference to each Subsidiary of the Company.

1.2. In this Schedule 4, the following words and expressions set out below shall have the following meanings:

CTA 2010: the Corporation Tax Act 2010;

Grant Funding: any funding or other aid or assistance from any central, state or local government body or authority, any statutory undertaking, any other public body or authority, or any other body funded by public money;

ITEPA: the Income Tax (Earnings and Pensions) Act 2003;

NSIA: the National Security and Investment Act 2021;

Open Source Code: any software code that is distributed as "free software" or "open source software" or is otherwise distributed publicly in source code form under terms that permit modification and redistribution of such software, which Open Source Code includes software code that is licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License, BSD License, Artistic License, or Sun Community Source License;

VAT: value added tax chargeable under the VATA or under any legislation replacing it or under any legislation which the VATA replaced and further means value added tax at the rate in force when the relevant supply is made and any tax of a similar nature which is introduced in substitution for such value added tax;

VATA: the Value Added Tax Act 1994; and

Workers: has the meaning set out in Chapter 8, section 88(3) of the Pensions Act 2008.

2. **Taxation (Additional)**

2.1. No directors, employees or officers of the Company have received any securities or interests in securities in a form which is or could be treated as a "**readily convertible asset**" as defined in section 702 of ITEPA.

2.2. All directors, officers or employees of the Company who have received any securities or interests in securities falling within Chapter 2 of Part 7 of ITEPA have entered into elections jointly with the Company under section 431(1) of ITEPA within the statutory time limit and details of any such directors, officers or employees and the elections entered into are provided in the Disclosure Letter.

2.3. No distribution within section 1064 of the CTA 2010 has been made by the Company and no loan or advance within sections 455, 459 and 460 of the CTA 2010 has been made (and remains

outstanding) or agreed to, by the Company, and the Company has not, since the Accounts Date, released or written off the whole or part of the debt in respect of any such loan or advance.

2.4. All acquisitions or disposals of assets by the Company and all supplies of services by and to the Company have occurred at arm's length between unconnected persons and for consideration in cash at market value.

2.5. The Company is registered for the purposes of the VATA (and has not at any time been treated as a member of a group of companies for such purpose). The Company has complied with all statutory provisions, regulations and notices relating to VAT and all other revenue or sales-based Taxation in all jurisdictions in which it operates and has duly and punctually accounted for and/or paid the relevant Taxing Authority all amounts of VAT and other revenue or sales-based Taxation for which it was obliged to have so accounted and/or paid.

2.6. The Company has never filed IRS Form 8832 (or any IRS successor form) with the United States Internal Revenue Service (the **"IRS"**) electing an "entity classification" for United States tax purposes.

2.7. The Company is not, in its jurisdiction of tax residence, treated as a fiscally transparent entity.

2.8. The Company has never filed United States federal income tax returns or state tax returns in any state in the United States.

2.9. The Company does not have, and has never had, a Subsidiary that was formed in any state in the United States (a **"US Subsidiary"**) or if the Company has a US Subsidiary, that US Subsidiary was formed by the Company and has, at all times, been wholly-owned by the Company.

2.10. The Company has never filed an election with the IRS electing to become subject to United States tax.

3. Properties

3.1. Other than occupancy pursuant to short-term lease or licence arrangements entered upon normal market terms, the Company does not have any interest in any real property.

3.2. The Disclosure Letter sets out the following details in respect of any real property the Company leases or licenses (together, the **"Properties"**): (i) the name of the lessor or licensor; (ii) the title and date of the lease agreement or license; (iii) the postal address of the property; and (iv) the monthly rent or licence fee.

3.3. The Company is in material compliance with all leases and licences in respect of the Properties and holds a valid leasehold interest or licence (as applicable) free of any Encumbrances other than those of the lessors of such properties.

3.4. There are no outstanding liabilities (actual, anticipated or contingent) in relation to any of the Properties (including, outstanding rent reviews and future duties to reinstate alterations) or in relation to any property formerly owned or occupied by the Company.

4. Business Systems

For the purposes of this paragraph 4:

"Cloud Infrastructure" means any information technology services and/or systems provided to or accessed by the Company over the internet which are necessary for the Company to conduct its business;

"Computer Data" means the computer-readable information or data controlled or used by the Company and stored in electronic form;

"Computer Hardware" means the computer hardware, firmware, equipment and ancillary equipment (other than the Computer Software and Computer Data) owned or used by the Company;

"Computer Software" means the computer programs owned by or licensed to the Company; and

"Computer System" means the Computer Hardware, Computer Data and Computer Software, but in each case excluding the Cloud Infrastructure.

4.1. Together, the Computer System and the Cloud Infrastructure comprise all computer hardware, firmware, and software (including source code and object code) which are necessary to enable the Company to carry on its business.

4.2. The Company is the legal and beneficial owner free from Encumbrances of the Computer System and, so far as the Company is aware, no other person has any claims or rights in respect of any element of the Computer System, and no such claims have been asserted in writing to the Company. The Company has in place adequate back-up, disaster recovery and other systems and procedures to enable its business to continue without material adverse change in the event of a failure of the Computer System. The Computer System:

(a) is not wholly or partly dependent on any facilities which are not under the exclusive ownership or control of the Company;

(b) has been and is being properly and regularly maintained and replaced and has the benefit of appropriate maintenance and support agreements; and

(c) has the capacity and is of a suitable technical specification necessary to fulfil the present requirements of the business of the Company and any reasonably foreseeable requirements contemplated in the Business Plan.

4.3. No Company Product contains, is derived from, is distributed with, or is being or was developed using Open Source Code that is licensed under any terms that:

(a) impose a requirement or condition that any Company Product or part thereof:

(i) be disclosed or distributed in source code form;

(ii) be licensed for the purpose of making modifications or derivative works; or

(iii) be redistributable at no charge; or

(b) otherwise impose any other material limitation, restriction, or condition on the right or ability of the Company to use or distribute any Company Product or to enforce Intellectual Property.

4.4. The Cloud Infrastructure:

(a) is provided to the Company by a reputable provider of the relevant services on generally available commercial terms;

(b) has not suffered any material outages, material periods of unscheduled downtime or other material periods of unavailability; and

(c) has not, so far as the Company is aware, been affected by any breach or compromise in security or any incident where the **Company's** data has been lost, destroyed, degraded, corrupted, accessed, transferred, processed or disclosed accidentally or in an unauthorised or unlawful way.

5. Employment and consultancy agreements

5.1. A list of the jurisdictions in which the Company's employees, Workers and consultants are (so far as the Company is aware) ordinarily resident is set out in the Disclosure Letter.

5.2. Each employee, Worker and consultant of the Company is engaged on materially the same terms as the Company's relevant template agreement for such employee's, Worker's or consultant's respective employment classification and country of residence, copies of which are attached to the Disclosure Letter.

5.3. There are no agreements or other arrangements (binding or otherwise) or outstanding or anticipated claims or disputes between the Company and any trade union or other body representing all or any of the employees of the Company.

5.4. The Company does not owe any amount to, nor does it have any outstanding obligations in respect of, any of its present or former directors, employees, Workers or consultants other than remuneration accrued during the calendar month of the Second Completion Date.

5.5. There is not in existence nor is it proposed to introduce any share incentive, share option, profit sharing, bonus or other incentive arrangements for or affecting any employees, Workers or consultants of the Company, or any former employees, Workers or consultants of the Company.

5.6. The engagement of each of the Company's employees, Workers and consultants may be terminated by not more than 12 weeks' notice in the UK or not more than the applicable statutory minimum notice period elsewhere given at any time without liability for any payment, compensation or damages. No gratuitous payment has been made or promised in connection with the actual or proposed termination or suspension of employment or variation of any contract of employment or of any contract for services of any present or former director, employee, Worker or consultant of the Company.

5.7. No notice to terminate the contract of any employee, Worker or consultant of the Company (whether given by the Company or by the employee, Worker or consultant) is pending, outstanding or has been threatened in writing.

5.8. So far as the Company is aware, no person has been or is employed as an employee or engaged as a Worker or consultant by the Company in breach of any applicable immigration law.

5.9. The Company does not engage any of its Workers or consultants via personal services companies.

5.10. The Company does not engage any of its employees, Workers or consultants (directly or indirectly) using any employer-of-record or similar services.

5.11. There are no outstanding or ongoing:

(a) proceedings or live disciplinary warnings in place whether or not brought under the **Company's** grievance and disciplinary policy in relation to any of the **Company's** directors, employees, Workers or consultants;

(b) actual or pending allegations, complaints or claims of workplace misconduct (including bullying, harassment, sexual harassment, theft, fraud) received or made by the Company concerning any of its directors, employees, Workers or consultants; or

(c) grievances, complaints, disputes, claims or legal proceedings brought or threatened in writing against the Company by any person currently or previously employed or engaged by the Company,

and there are no current facts or circumstances which, so far as the Company is aware, could lead to any of the above.

5.12. So far as the Company is aware, the Company has at all times complied with its obligations under all applicable pensions laws and regulations and the documentation governing any pension schemes to which it contributes and/or participates.

5.13. Save for defined contribution pension schemes for its employees, to which the Company contributes the minimum employer contributions required by law, the Company does not contribute to or participate in any pension scheme, nor has the Company incurred, will it incur or could it incur any liability or responsibility for or in relation to the provision of any pensions, allowances, lump sums gratuities or other like benefits on redundancy, retirement, withdrawal from service or on death or during periods of sickness or disablement or accident for or in respect of any director, former director, employee or former employee of the Company or any person who has at any time agreed to provide services to the Company or any dependents of any such persons and no proposals or announcements have been made about the introduction, continuance, variation of, or payment of any contribution towards the same.

5.14. No person, not being a director of the Company, has any actual or ostensible authority, whether under a power of attorney, agency agreement or otherwise, to commit the Company to any obligation other than an obligation of a nature which it is usual for it to incur in the ordinary course of its business.

6. Grant Funding

6.1. In respect of any Grant Funding provided to the Company, a summary of which is set out in the Disclosure Letter:

(a) the Company has complied in all respects with the terms and conditions on which any Grant Funding has been provided to the Company;

(b) neither the occurrence of Second Completion, the completion of the exercise of the call option pursuant to the Call Option Agreement nor the fulfilment of the Business Plan will:

(i) breach any terms or conditions of any Grant Funding; and

(ii) alter or abrogate any rights of the Company under any Grant Funding; and

(iii) cause such Grant Funding to be terminated or require it to be repaid.

7. Insurance

7.1. The Disclosure Letter contains accurate details of all insurance policies held by the Company. In respect of such insurances:

(a) all premiums have been duly paid to date;

(b) all the policies are in full force and effect and, so far as the Company is aware, are not voidable on account of any act, omission or non-disclosure on the part of the insured party nor could they be declared null and void or as a consequence of which any claim might be rejected; and

(c) no insurance claim is outstanding and, so far as the Company is aware, there are no circumstances which would or might give rise to any claim.

8. Agreements and capital commitments

8.1. The Company:

(a) is not a party to any agreement that involves:

(i) obligations (contingent or otherwise) of, or payments to, the Company in excess of £100,000;

(ii) the license of any Business IP to or from the Company, other than (x) Open Source Code licensed to the Company or (y) rights granted to the Company in respect of commercially available software products under standard end-user object code licence agreements; or

(iii) the grant of rights to manufacture, produce, assemble, license, market, or sell any Company Product to any other person that limit the **Company's** exclusive right to develop, manufacture, assemble, distribute, market or sell any Company Product;

(b) is not a party to any agreement which is or may become terminable as a result of the entry into of this Agreement or First Completion or Second Completion or the exercise by the Investor of its option in the Call Option Agreement;

(c) is not bound by any guarantee or contract of indemnity or suretyship under which any liability or contingent liability is outstanding;

(d) has not entered into any agreement which requires or may require, or confers any right to require, the sale (whether for cash or otherwise) or the transfer by it of any asset;

(e) save in respect of the Quadrant Esports Limited joint venture, is not a party to any joint venture, consortium, partnership, unincorporated association or profit sharing arrangement or agreement;

(f) is not a party to or enjoys the benefit of any agreement requiring registration or notification under or by virtue of any statute; or

(g) is not in default of any agreement or arrangement to which it is a party.

8.2. The Company has not been and is not a party to any contract or arrangements binding upon it for the purchase or sale of property or the supply of goods or services at a price different to that reasonably obtainable on an arm's length basis.

9. National security legislation

9.1. So far as the Company is aware, having taken legal advice, the business of the Company as at the Second Completion Date, does not fall within the scope of any of the 17 sectors set out in The National Security and Investment Act 2021 (Notifiable Acquisition) (Specification of Qualifying Entities) Regulations 2021.

9.2. The Company has no operations in the US or, to the extent the Company has operations in the US, so far as the Company is aware, it is not a TID U.S. Business as defined in the 31 CFR 800.248.

Executed as a deed by **Lottery.com Inc**	DocuSigned by: BA47925D8BE44FA...
	(signature of CEO and director)
Acting by its CEO and director	
Matthew McGahan	

In the presence of:	Signed by: 390B1C8602a8403...
	(signature of witness)
Witness Name:	Marc Bircham
Witness Address:	133 scatterdells lane Chipperfield. Uk
Witness Occupation:	Director

Executed as a deed by **Veloce Esports Limited**

DocuSigned by:
Daniel Bailey
14B5142C8F449C...
(*signature of director*)

Acting by a director

Daniel Bailey
....
(*name of director*)

In the presence of:

Signed by:
Jordan Sweeney
C8848A899F4440E...
(*signature of witness*)

Witness Name: **Jordan Sweeney**

Witness Address: **285 Raeburn Avenue, Surbiton, Surrey, KT5 9DF**

Witness Occupation: **Commercial Manager**